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                                                                EXHIBIT 10.14(c)

               Schedule of Certain Terms of Employment Agreements

        At a hearing of the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") held on September 24, 1997, the Bankruptcy Court authorized the Company to enter into employment agreements (the "Employment Agreements") with Mr. Merksamer and each of Messrs. Healey, McCullough, Haggar and Edgel (each an "Executive"). Upon entry of the related Bankruptcy Court order, the Company will enter into such Employment Agreements, which extend through confirmation of a plan of reorganization of the Company. Set forth below is a summary of certain other terms of such Employment Agreements.

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                     CERTAIN TERMS OF EMPLOYMENT AGREEMENTS

                                                                          Plan of Reorganization Confirmation
                                                                    Bonus (as a percentage of annual base salary)(2)
                                                              ------------------------------------------------------------
                                                                                  If confirmation
                                          Maximum Annual                         occurs on or after      If confirmation
                                            Cash Bonus                              May 1, 1998         occurs on or after
                                         (as a percentage     If confirmation       through and           July 1, 1998
                          Annual Base       of annual         occurs prior to        including            and prior to
Executive/Title             Salary        base salary(1)        May 1, 1998        June 30, 1998        September 30, 1998
---------------           -----------    ----------------     ---------------    ------------------     ------------------

Samuel J. Merksamer....   $400,000             100%                125%                 100%                    75%
  President and Chief
  Executive Officer

E. Peter Healey........   $275,000              75%                125%                 100%                    75%
  Executive Vice
  President, Chief
  Financial Officer
  and Secretary

Randy N. McCullough....   $225,000              60%                125%                 100%                    75%
  Senior Vice President
  - Merchandising

Chad C. Haggar.........   $165,000              50%                125%                 100%                    75%
  Vice President -
  Operations

Bill R. Edgel..........   $120,000              33%                125%                 100%                    75%
  Vice President -
  Marketing


-----------------------

(1) Such bonuses are payable as follows: (i) 50% thereof are payable if the Company achieves projected earnings before interest, taxes, depreciation and amortization for its 1998 fiscal year, (ii) 10% thereof are payable if the Company meets or exceeds its November 30, 1997 projected inventory levels, (iii) 10% thereof are payable if the Company meets or exceeds its December 31, 1997 projected cash deposit, receivable and inventory levels,
     (iv) 10% thereof are payable if the Company meets its December 31, 1997 projected general and administrative expenses, (v) 10% thereof are payable if, as of February 1998, there is total availability under the borrowing base in the Company's revolving credit facility (as modified by the cash collateral stipulation field with the Bankruptcy Court) plus total cash balances of at least $4.1 million, and payables are maintained within agreed upon vendor terms, and (vi) the remaining 10% are payable upon receipt from vendors of 1.4 times the amount of inventory returned by November 1997 and at the end of February 1998.

(2) A condition to the payment of such bonus will require that the Company have an asset-based, working capital credit facility on market terms on the confirmation date of a plan or reorganization.

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        Under the Employment Agreements, if an Executive's employment is terminated by the Company without cause, by the Executive with good reason (including a sale of the Company under the Bankruptcy Code), due to an Executive's death or disability, or as a result of the confirmation of a plan of reorganization, such Executive is entitled to receive (i) accrued annual base salary and vacation, (ii) his maximum annual cash bonus if (A) the fiscal year end 1998 performance targets have been achieved (provided that such target will be prospectively applicable with respect to termination resulting from confirmation of a plan prior to the end of such fiscal year) or (B) in the event of a Change-in-Control (as defined below) of the Company at a time when the Company is a going concern or the death or disability of an Executive if any applicable performance conditions have been met, and (iii) if such termination without cause or with good reason occurs prior to confirmation of a plan of reorganization of the Company, his confirmation bonus. If the Executive's employment is terminated by the Company for cause (i.e., malfeasance or misfeasance) or by the Executive without good reason, such Executive is entitled to receive accrued annual base salary and vacation, but no annual cash bonus or confirmation bonus (if such termination occurs prior to confirmation). Under the Employment Agreements, a "Change-in-Control" includes the dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company with one or more corporations in which the Company is not the surviving entity or as a result of which the Company's outstanding voting securities are converted to or reclassified as cash, securities of another corporation or other property, a sale of assets of the Company or its subsidiaries having a fair market value equal to more than 50% of the total fair market value of the Company's assets to a nonaffiliate of the Company, or the acquisition of more than 30% of the then-outstanding voting securities of the Company by a nonaffiliate.



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